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Exhibit 4.9.1

Schedule identifying substantially identical agreements to Lease Subordination Agreement

        1.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL1 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        2.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL2 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        3.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL3 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        4.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL4 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        5.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL5 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        6.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL6 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        7.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL7 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

        8.     Open-Ended Mortgage Security Agreement and Assignment of Rents dated as of December 7, 2001 from Homer City OL8 LLC, as the Owner Lessor to the Bank of New York, as Security Agent and Mortgagee.

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  Exhibit 4.9.1